Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Visa Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-214208, No. 333-201770, No. 333-157191, and No. 333-150426) on Form S-8 and (No. 333-258258) on Form S-3 of Visa Inc. of our report dated November 18, 2021, with respect to the consolidated balance sheets of Visa Inc. as of September 30, 2021 and 2020, the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of September 30, 2021, which report appears in the September 30, 2021 annual report on Form 10-K of Visa Inc.

/s/ KPMG LLP
Santa Clara, California
November 18, 2021